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                                                                    EXHIBIT 12.2


          PRO-FORMA COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                          Thirty-Nine
                                             Fiscal Year Ended            Weeks Ended
                                                May 26, 2002           February 23, 2003
                                            --------------------     --------------------
Fixed Charges as Defined:
Interest expense                            $             68,462     $             52,247
Capitalized expense                                          213                      (41)
One third of non-cancelable lease rent                     4,424                    3,845
                                            --------------------     --------------------
Total fixed charges (A)                     $             73,099     $             56,051

Earnings as Defined:
Pretax Income (loss)                        $             80,887     $             71,327
Add fixed Charges                                         73,099                   56,051
Less capitalized interest                                   (213)                      41
                                            ====================     ====================

Earnings (loss) and fixed charges (B)       $            153,773     $            127,419

Ratio of earnings to fixed charges (B/A)                    2.10                     2.27
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